Exhibit 99.102(e)(2)

SCHEDULE I

To the Distribution agreement between

The Victory Portfolios and Victory Capital Advisers, Inc. dated November 30, 2007 as amended and restated October 24, 2012

FUNDS

Name of Portfolio

Balanced Fund	Investment Grade Convertible Fund
Core Bond Index Fund	Large Cap Growth Fund
Diversified Stock Fund	National Municipal Bond Fund
Dividend Growth Fund	Ohio Municipal Bond Fund
Established Value Fund	Small Company Opportunity Fund
Fund for Income	Special Value Fund
Global Equity Fund	Stock Index Fund
International Fund
International Select Fund

As of October 24, 2012.	THE VICTORY PORTFOLIOS

	By:	/s/ Christopher K. Dyer
Christopher K. Dyer
Secretary

Accepted:

VICTORY CAPITAL ADVISERS, INC.

	By:	/s/ Michael D. Policarpo, II
Michael D. Policarpo, II
President